EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Bridge Bancorp, Inc. and Dime Community Bancshares, Inc.
Announce Receipt of Bank Level Regulatory Approval
from the Federal Reserve Board of Governors

Bridgehampton and Brooklyn, New York, October 30, 2020 – Bridge Bancorp, Inc. (Nasdaq: BDGE) (“Bridge”), the parent company of BNB Bank, and Dime Community Bancshares, Inc. (Nasdaq: DCOM) (“Dime”), the parent company of Dime Community Bank, today announced that they have received the required regulatory approval from the Board of Governors of the Federal Reserve System to merge Dime Community Bank with and into BNB Bank.  The parties have filed an application with New York State Department of Financial Services to merge Dime Community Bank with and into BNB Bank, and have requested a waiver of a formal application process with the Federal Reserve Board with respect to any holding company application, each of which is pending. In addition to receipt of the required regulatory approvals, completion of the proposed merger remains subject to the satisfaction or waiver of other closing conditions and Dime and Bridge shareholder approval. Bridge and Dime have scheduled their respective virtual meetings of shareholders for December 3, 2020 at 10:00 a.m. local time.
About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, BNB Bank. Established in 1910, BNB, with assets of approximately $6.3 billion, operates 39 branch locations serving Long Island and the greater New York metropolitan area. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly-owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc., a wholly-owned subsidiary of BNB, offers financial planning and investment consultation. For more information visit www.bnbbank.com.
BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.
About Dime Community Bancshares, Inc.
Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered community commercial bank that was founded in 1864. Dime Community Bank is headquartered in Brooklyn, NY and operates 28 banking offices located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on Dime Community Bancshares, Inc. and Dime Community Bank can be found on Dime's website at www.dime.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of a merger (the “Merger”) between Bridge and Dime, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the Merger; (ii) Bridge’s and Dime’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (iii) other statements identified by words such as “may,” “assumes,” “approximately,” “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the respective management of Bridge and Dime and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Bridge and Dime. In addition, these forward-looking statements are subject to various risks, uncertainties and assumptions with respect to future business strategies and decisions that are subject to change and difficult to predict with regard to timing, extent, likelihood and degree of occurrence. As a result, actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Bridge and Dime may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the Merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the Merger, including adverse effects on relationships with employees and customers, may be greater than expected; (4) the regulatory approvals required for the Merger may not be obtained on the proposed terms or on the anticipated schedule; (5) the shareholders of Bridge or Dime may fail to approve the Merger; (6) economic, legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which Bridge and Dime are engaged; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) results may be adversely affected by continued adverse changes to credit quality; (9) competition from other financial services companies in Bridge’s and Dime’s markets could adversely affect operations; (10) an economic slowdown could adversely affect credit quality and loan originations; (11) the COVID-19 pandemic is adversely affecting Dime, Bridge, and their respective customers, employees and third-party service providers; the adverse impacts of the pandemic on their respective business, financial position, operations and prospects have been material, and it is not possible to accurately predict the extent, severity or duration of the pandemic or when normal economic and operation conditions will return; and (12) other factors that may affect future results of Dime and Bridge including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Bridge’s and Dime’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s Internet site (http://www.sec.gov).
Important Additional Information and Where to Find It
This press release is being made in respect of the proposed Merger between Dime and Bridge. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the Merger. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.
In connection with the Merger, Bridge filed with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) that included a joint proxy statement of Bridge and Dime, and a prospectus of Bridge (the “Joint Proxy Statement/Prospectus”), and each of Bridge and Dime may file with the SEC other relevant documents concerning the Merger. The definitive Joint Proxy Statement/Prospectus was mailed to shareholders of Dime. Shareholders and investors are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus regarding the Merger carefully and in their entirety and any other relevant documents filed with the SEC by Bridge and Dime, as well as any amendments or supplements to those documents, because they will contain important information about Bridge, Dime and the Merger.
Free copies of the Joint Proxy Statement/Prospectus, as well as other filings containing information about Bridge and Dime, may be obtained at the SEC’s website, www.sec.gov. You will also be able to obtain these documents, free of charge, by directing a request to Bridge Bancorp, Inc., 2200 Montauk Highway, P.O. Box 3005, Bridge, New York 11932, Attention: Corporate Secretary, or by calling (631) 537-1001, ext. 7255, or to Dime Community Bancshares, Inc., 300 Cadman Plaza West, 8th Floor, Brooklyn, New York 11201, Attention: Corporate Secretary, or by calling (718) 782-6200, or by accessing Bridge’s website at www.bnbbank.com under the “Investor Relations” tab or by accessing Dime’s website at www.dime.com under the “About—Investor Relations” tab. The information on Bridge’s and Dime’s websites is not, and shall not be deemed to be, a part of this release or incorporated into other filings either company makes with the SEC.
Participants in the Solicitation
Bridge, Dime and their respective directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Dime in connection with the Merger. Information about Bridge’s directors and executive officers is available in its proxy statement for its 2020 annual meeting of shareholders, which was filed with the SEC on April 28, 2020, and information about Dime’s directors and executive officers is available in its proxy statement for its 2020 annual meeting of shareholders, which was filed with the SEC on April 15, 2020. Information regarding all of the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus regarding the Merger and other relevant materials to be filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.
Bridge Bancorp, Inc.
Investor Relations Contact:
John M. McCaffery
Executive Vice President – Chief Financial Officer
Phone: 631-537-1001; Ext. 7290
Email: jmccaffery@bnbbank.com
Dime Community Bancshares, Inc.
Investor Relations Contact:
Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
Phone: 718-782-6200; Ext. 5909
Email: areddy@dime.com